Exhibit 99.1

Ceres Announces Second Quarter Fiscal Year 2016 Financial Results

•	Company advances first traited forage sorghum toward commercialization.
•	Operating expenses reduced by 57% as company shifts away from bioenergy and Brazil.

THOUSAND OAKS, Calif. – April 14, 2016 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company focused on forage crops, today reported financial results for the three months ended February 29, 2016 and provided an update on its business.

During its fiscal second quarter, Ceres launched additional forage sorghum seed products following favorable field results from 2015. Over the past year, the company has increased the size of its distribution network and expects to continue to add new distributors to carry its products. During the quarter, Ceres also reported that the performance of its leading sorghum trait exceeded expectations in its largest scale field evaluation to date. The company plans to scale up seed for commercial production and, in parallel, plans to move ahead with larger scale field evaluations for its pre-commercial traited hybrids. Results are expected later this year.

“Based on the momentum we demonstrated in the second quarter, we remain confident that our pipeline of forage sorghum seed products and future traits can deliver greater value to our customers,” said Richard Hamilton, Ceres President and CEO. “Our forage sorghum business has been growing rapidly, we have repeat orders in hand and our pre-commercial traits are delivering the type of results that could substantially change dairy and feedlot economics.”

Paul Kuc, Ceres Chief Financial Officer, indicated that the company is now fully benefiting from the reduced cash requirements of its forage and traits business model. “For 2016, we expect to continue to report reductions in expenses compared to last year as we benefit from our realignment as well as lower general and administrative expenses going forward. At the same time, we are excited about the opportunity to increase product sales and intend to pursue grant funding to defray the costs and increase speed of developing new products. We will also continue to evaluate the potential sale of intellectual property and other assets, especially in non-core areas.”

Second Quarter Financial Results

Total revenues remained relatively unchanged at $0.4 million for the quarter ended February 29, 2016 compared to the same period last year. An increase in services revenue was largely offset by a decrease in product sales in Brazil. The company expects that the majority of its U.S. forage sorghum seed sales will occur in its third and fourth fiscal quarters due to the timing of customer plantings.

Total cost and operating expenses decreased by $4.8 million to $3.7 million for the quarter ended February 29, 2016 compared to the same period last year.

Cost of revenues decreased by $1.3 million to $0.8 million for the quarter ended February 29, 2016 compared to the same period last year primarily due to decreased seed and biomass production costs related to the company’s historical sorghum business in Brazil.

Research and development expenses decreased by $1.0 million to $1.4 million for the quarter ended February 29, 2016 compared to the same period last year primarily due to reduced personnel and related expenses and reduced external R&D and consulting expenses.

Selling, general and administrative expenses decreased by $2.5 million to $1.4 million for the quarter ended February 29, 2016 compared to the same period last year primarily due to reduced personal and related expenses in Brazil and the U.S.

For the quarter ended February 29, 2016, Ceres reported a net loss of $1.1 million, or $0.09 per common share, compared to a net loss of $8.1 million, or $1.34 per common share, for the quarter ended February 28, 2015.

At February 29, 2016, cash and cash equivalents totaled $5.8 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss its fiscal second quarter results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 89401288. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. The company’s advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology to other life science companies and organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s restructuring plan and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts and par value)

	February 29,	August 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,778	$8,095
Prepaid expenses	423	477
Accounts receivable	813	577
Assets held for sale	25	474
Other current assets	214	143
Total current assets	7,253	9,766
Property and equipment, net	1,214	1,258
Other assets	175	98
Total long-term assets	1,389	1,356
Total assets	$8,642	$11,122

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,994	$4,402
Billings in excess of costs on uncompleted contracts	608	802
Deferred rent	18	18
Total current liabilities	2,620	5,222
Deferred rent	47	56
Common stock warrant liabilities	3,443	1,631
Total liabilities	6,110	6,909
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; 4,480 shares issued and outstanding at February 29, 2016; no shares issued and outstanding at August 31, 2015	-	-
Common stock, $0.01 par value; 240,000,000 shares authorized; 16,685,700 shares issued and outstanding at February 29, 2016; 8,830,700 shares issued and outstanding at August 31, 2015	167	88
Additional paid-in capital	338,010	335,424
Accumulated other comprehensive loss	887	762
Accumulated deficit	(336,532)	(332,061)
Total stockholders’ equity	2,532	4,213
Total liabilities and stockholders’ equity	$8,642	$11,122

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015

Revenues:
Product sales	$23	$99	$23	$99
Services	328	244	1,270	644
Total revenues	351	343	1,293	743
Cost and operating expenses:
Cost of revenues	787	2,134	1,733	2,576
Research and development	1,457	2,449	3,175	4,953
Selling, general and administrative	1,413	3,869	3,501	7,310
Total cost and operating expenses	3,657	8,452	8,409	14,839
Loss from operations	(3,306)	(8,109)	(7,116)	(14,096)
Interest expense	(2)	(9)	(3)	(12)
Interest income	1	11	1	29
Costs associated with public offering	(966)	-	(966)	-
Other income	3,221	-	3,614	-
Loss before income taxes	(1,052)	(8,107)	(4,470)	(14,079)
Income tax expense	-		(1)	(1)
Net loss	$(1,052)	$(8,107)	$(4,471)	$(14,080)
Basic and diluted net loss per share	$(0.09)	$(1.34)	$(0.39)	$(2.33)
Weighted average outstanding common shares:
Basic and diluted	11,708,613	6,032,616	11,405,452	6,032,358